   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2000
                                                      REGISTRATION NO. 333-38804
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ----------------------

                              AMENDMENT NO. 2
                                       TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ----------------------

                              ACCORD NETWORKS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          ISRAEL                     3576                  NOT APPLICABLE
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
      INCORPORATION)         CLASSIFICATION CODE
                                   NUMBER)

                              ACCORD NETWORKS LTD.
                            94 DERECH EM HAMOSHAVOT
                                  P.O.B. 3654
                           PETACH-TIKVA 49130, ISRAEL
                           TELEPHONE: 972-3-925-1444
                           FACSIMILE: 972-3-921-1571
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
        REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                             ACCORD NETWORKS, INC.
       ATTENTION: JULES L. DEVIGNE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          9040 ROSWELL ROAD, SUITE 450
                        ATLANTA, GEORGIA 30350-1877, USA
                            TELEPHONE: 770-641-4400
                            FACSIMILE: 770-641-4499
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                   COPIES TO:

     J. VAUGHAN CURTIS, ESQ.         DAVID COHEN, ADV.              DAVID C. CHAPIN, ESQ.           BARRY LEVENFELD, ADV.
        ALSTON & BIRD LLP             YUVAL HORN, ADV.                  ROPES & GRAY                  YIGAL ARNON & CO.
       ONE ATLANTIC CENTER        DORON COHEN-DAVID COHEN          ONE INTERNATIONAL PLACE            22 RIVLIN STREET
    1201 WEST PEACHTREE STREET          LAW OFFICES         BOSTON, MASSACHUSETTS, USA 02110-2624  JERUSALEM, ISRAEL 91000
                                   14 ABBA HILLEL SILVER
 ATLANTA, GEORGIA, USA 30309-3424           ROAD                   TELEPHONE: 617-951-7000        TELEPHONE: 972-2-623-9200
     TELEPHONE: 404-881-7000      RAMAT-GAN, ISRAEL 52506          FACSIMILE: 617-951-7050        FACSIMILE: 972-2-623-9236
                                   TELEPHONE: 972-3-753-
     FACSIMILE: 404-881-7777                1000
                                   FACSIMILE: 923-3-753-
                                            1001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]

If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

This Amendment No. 2 to the Form F-1 Registration Statement is being filed for the sole purpose of filing exhibits.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:

   SEC registration fee............................................  $   18,216
   NASD fees.......................................................       7,400
   Nasdaq listing fees.............................................      95,000
   Israeli stamp tax...............................................     690,000
   Blue sky fees and expenses......................................       5,000
   Printing and engraving expenses.................................     250,000
   Legal fees and expenses.........................................     800,000
   Accounting fees and expenses....................................     600,000
   Transfer agent fees.............................................       3,500
   Miscellaneous expenses..........................................     105,884
                                                                     ----------
    Total..........................................................  $2,575,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Companies Law, 1999, provides that a company may include in its articles of association provisions which allow it to:

 . enter into a contract to insure the liability of an office holder (as defined below) of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

  (a) the breach of his duty of care to the company or any other person;

  (b) the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

  (c) monetary liabilities or obligations which may be imposed upon him in favor of other persons.

 . indemnify an office holder of the company for:

  (a) monetary liabilities or obligations imposed upon him in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court, by reason of acts or omissions of such person in his capacity as an office holder of the company; and

  (b) reasonable litigation expenses, including attorney's fees, actually incurred by the office holder or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of the Company or by other persons, or in connection with a criminal action from which he was acquitted, or in connection with a criminal action which does not require proof of criminal intent in which he was convicted, in each case by reason of acts or omissions of the person in his capacity as an office holder.

The Companies Law provides that a company's articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, provided the undertaking is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable and to an amount the board of directors has determined is reasonable in the circumstances.

The Companies Law provides that a company may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of, an office holder with respect to the following:

 . a breach of his fiduciary duty, except to the extent described above;

 . a breach of his duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

 . an act or omission done with the intent to unlawfully realize personal gain; or

 . a fine or monetary settlement imposed upon him.

The Companies Law defines "office holder" to include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director, and any other person fulfilling or assuming any of these positions or responsibilities without regard to the person's title.

Indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company's audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of the company's shareholders.

We have agreed to indemnify each of our office holders subject to the above, and intend to purchase from a commercial carrier a directors' and officers' liability insurance policy insuring our office holders as permitted by the Companies Law and our articles of association, including coverage with respect to the offering of the ordinary shares described in this registration statement. In October 1999 and April 2000, our board of directors authorized us to enter into indemnification agreements with each of our office holders. Our shareholders approved these agreements in December 1999 and May 2000. The form of indemnification agreement provides among other things that subject to certain conditions and limitations, we will indemnify our office holders in respect of all amounts they may be obligated to pay, including reasonable legal expenses, in the event of legal proceedings or a judgment in respect of or due to any act or omission taken or made in their capacity as office holders, including in connection with this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since February 1997, we have issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering:

  (a) In September 1997, our board of directors approved the grant of an option to an executive search firm to acquire 6,696 of our ordinary shares for an aggregate of approximately $15.00 as partial consideration for the search of our chief executive officer. In December 1999, we issued 6,696 shares upon the exercise of this option.

  (b) In March, 1998, we issued an aggregate of 4,017,428 series B preferred shares to a total of 16 investors upon their conversion of the outstanding amounts of principal indebtedness under a loan agreement entered into in July 1997, an investment and loan agreement entered into in October 1997 and in consideration for additional cash investments made by some of them upon their exercise of pre-emptive rights or pursuant to a subscription agreement entered into in March 1998. The conversion price of the debt and purchase price of the other series B preferred shares was $2.24 per share and we received total consideration of approximately $9.0 million, including the converted debt. In connection with this conversion and purchase of shares, we issued warrants to purchase 1,205,228 shares of series B preferred shares at an exercise price of $2.24 per share. These warrants may be exercised by cash payment or net exercise.

  (c) In September 1998, we granted an option to a consultant to purchase 5,000 ordinary shares at an exercise price of $2.24 per share as consideration for services rendered to us.

  (d) In March 1999, we issued 397,673 series A preferred shares to VTEL Corporation in full and final satisfaction of the anti-dilution rights provided under a Subscription Agreement dated June 14, 1995.

  (e) In April 1999, we issued a warrant to a financial institution to purchase 137,061 ordinary shares at an exercise price of $3.648 per share in consideration for a $4,000,000 revolving line of credit with an interest rate of LIBOR, plus 1.5%. This warrant may be exercised by cash payment or net exercise.

  (f) In August 1999, we issued and sold for cash an aggregate of 1,425,439 series C preferred shares to a total of two investors at a purchase price of $4.56 per share. Of these shares, 733,614 were non-voting series C preferred shares and 691,825 were voting series C preferred shares.

  (g) During December 1999 and January 2000 we issued 583,705 series B preferred shares upon exercise of warrants issued in March 1996. The exercise price of these warrants was $2.24 per share.

  (h) We have granted options to certain of our employees, directors and consultants to purchase approximately 5,113,978 ordinary shares, of which 631,164 ordinary shares have been issued upon the exercise of these options since February 1997. The purchase price under the option grants ranges from $0.01 to $9.50 based on the fair market value of our ordinary shares as of the date of each grant as determined by our board of directors.

We believe that the issuances described in Items 15(a), 15(b), 15(d), 15(e), 15(f) and 15(g) above were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. We also believe that the issuances described in
Item 15(c) and 15(h) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered or sold under a written contract relating to compensation, as provided by Rule
701. In addition, we believe that these issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in the above transactions have represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION


   1.1      Form of Underwriting Agreement.

  *3.1      Form of Articles of Association of Registrant.

  *3.2      Memorandum of Association of Registrant.

   4.1      Specimen Ordinary Share Certificate.

  *4.2      Shareholders Rights Agreement dated as of June 22, 1999.

EXHIBIT
NUMBER                                  DESCRIPTION

  *4.3      Amendment to Shareholders Rights Agreement dated as of July 19,
            1999.

  *4.4      Second Amendment to Shareholders Rights Agreement dated as of May
            25, 2000.

  *5.1      Opinion of Doron Cohen-David Cohen, Israeli counsel to the
            Registrant, as to certain legal matters with respect to the legality of the ordinary shares.

 *10.1      Registrant's 1995 Employee Share Ownership and Option Plan.

 *10.2      Registrant's Share Ownership and Option Plan (2000).

 *10.3      Registrant's 2000 Share Option Plan.

 *10.4      Registrant's 2000 Non-Employee Director Stock Option Plan.

 *10.5      Line of Credit Agreement with Bank Hapoalim B.M. dated April 28,
            1999.

 *10.6      Form of Indemnification Agreement.

 *10.7      Lease Agreement dated July 21, 1997 by and between Accord
            Networks, Inc. and 500 Northridge Pointe, Inc.

  10.8      Intentionally omitted.

 *10.9      Lease Agreement dated October 20, 1999 by and between Accord
            Networks (U.K.) Limited and The Virtualists Limited.

 *10.10     Sublease Agreement dated January 10, 2000 by and between Accord
            Networks, Inc. and Halis, Inc.

 *10.11     Lease Agreement dated January 10, 2000 by and between Accord
            Networks, Inc. and Affiliated Equities Real Estate L.P.

 *10.12     Distribution Agreement dated January 21, 2000 by and between the
            Registrant and PictureTel Corporation.+

 *10.13     Warrant to Purchase Ordinary Shares dated effective as of April
            28, 1999 granted to Hapoalim Nechasim (Menayot) Ltd.

 *10.14     Lease Agreement dated April 25, 1999 by and between Registrant and
            Nichzay Azorim.

 *10.15     Debenture with Bank Hapaolim B.M. dated April 28, 1999.

 *10.16     Letter Agreement dated January 26, 2000 amending Distribution
            Agreement dated January 21, 2000 by and between the Registrant and PictureTel Corporation.

  10.17     Settlement Agreement by and between Ezenia! Inc., f/k/a
            VideoServer, Inc., Accord Networks, Inc., f/k/a Accord
            Telecommunications, Inc., f/k/a/ Accord Video Telecommunications,
            Inc., and Accord Networks Ltd., f/k/a Accord Telecommunications
            Ltd. effective June 16, 2000.

 *21.1      Subsidiaries of the Registrant.

 *23.1      Consent of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent certified public accountants in Israel.

 *23.2      Consent of Doron Cohen-David Cohen, counsel to the Registrant
            (included in Exhibit 5.1).

 *24.1      Power of Attorney.

  99.1      Consent of Credit Suisse First Boston.

 *99.2      Consent of University of Notre Dame.

 *99.3      Consent of Deutsche Telekom AG.

  99.4      Consent of France Telecom.

 *99.5      Letter of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent certified public accountants in Israel, to the Securities and Exchange Commission regarding Israeli generally accepted auditing standards.
------------------

* Previously filed.

+ Accord has requested confidential treatment of portions of this agreement. As a result, portions of this agreement will be omitted when filed and will be filed separately with the Securities and Exchange Commission.

 (b) Financial Schedules

  None.

ITEM 17. UNDERTAKINGS.

Accord hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Accord pursuant to the foregoing provisions, or otherwise, Accord has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Accord of expenses incurred or paid by a director, officer or controlling person of Accord in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Accord will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Accord hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Accord pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-1 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON JUNE 26, 2000.

                                          Accord Networks Ltd.

                                                     /s/ Jules L. DeVigne
                                          By: _________________________________
                                                      JULES L. DEVIGNE
                                                CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES LISTED AND ON THE DATES INDICATED.

            SIGNATURE                            TITLE                          DATE
            ---------                            -----                          ----

      /s/ Jules L. DeVigne         Chairman, Chief Executive Officer       June 26, 2000
_________________________________   and Director (Principal
        JULES L. DEVIGNE            Executive Officer)

     /s/ Jeffrey B. Bradley        Chief Financial Officer                 June 26, 2000
_________________________________   (Principal Financial and
       JEFFREY B. BRADLEY           Accounting Officer)

                *                  Controller                              June 26, 2000
_________________________________
           ORI SHACHAR

                *                  Chief Technology Officer and            June 26, 2000
_________________________________   Director
           SIGI GAVISH

                *                  Director                                June 26, 2000
_________________________________
           MATTY KARP

                *                  Director                                June 26, 2000
_________________________________
         JOS C. HENKENS

Authorized Representative in the United States:

Accord Networks, Inc.

   /s/ Jules L. DeVigne
By: __________________________                                     June 26, 2000
Name: Jules L. DeVigne
Title: Chairman and Chief Executive Officer

   /s/ Jules L. DeVigne
*By: _________________________                                     June 26, 2000
Name: Jules L. DeVigne
   (Attorney in Fact)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
   1.1      Form of Underwriting Agreement.

  *3.1      Form of Articles of Association of Registrant.

  *3.2      Memorandum of Association of Registrant.

   4.1      Specimen Ordinary Share Certificate.

  *4.2      Shareholders Rights Agreement dated as of June 22, 1999.

  *4.3      Amendment to Shareholders Rights Agreement dated as of July 19,
            1999.

  *4.4      Second Amendment to Shareholders Rights Agreement dated as of May
            25, 2000.

  *5.1      Opinion of Doron Cohen-David Cohen, Israeli counsel to the
            Registrant, as to certain legal matters with respect to the legality of the ordinary shares.

 *10.1      Registrant's 1995 Employee Share Ownership and Option Plan.

 *10.2      Registrant's Share Ownership and Option Plan (2000).

 *10.3      Registrant's 2000 Share Option Plan.

 *10.4      Registrant's 2000 Non-Employee Director Stock Option Plan.

 *10.5      Line of Credit Agreement with Bank Hapoalim B.M. dated April 28,
            1999.

 *10.6      Form of Indemnification Agreement.

 *10.7      Lease Agreement dated July 21, 1997 by and between Accord
            Networks, Inc. and 500 Northridge Pointe, Inc.

  10.8      Intentionally omitted.

 *10.9      Lease Agreement dated October 20, 1999 by and between Accord
            Networks (U.K.) Limited and The Virtualists Limited.

 *10.10     Sublease Agreement dated January 10, 2000 by and between Accord
            Networks, Inc. and Halis, Inc.

 *10.11     Lease Agreement dated January 10, 2000 by and between Accord
            Networks, Inc. and Affiliated Equities Real Estate L.P.

 *10.12     Distribution Agreement dated January 21, 2000 by and between the
            Registrant and PictureTel Corporation.+

 *10.13     Warrant to Purchase Ordinary Shares dated effective as of April
            28, 1999 granted to Hapoalim Nechasim (Menayot) Ltd.

 *10.14     Lease Agreement dated April 25, 1999 by and between Registrant and
            Nichzay Azorim.

 *10.15     Debenture with Bank Hapaolim B.M. dated April 28, 1999.

 *10.16     Letter Agreement dated January 26, 2000 amending Distribution
            Agreement dated January 21, 2000 by and between the Registrant and PictureTel Corporation.

  10.17     Settlement Agreement by and between Ezenia! Inc., f/k/a
            VideoServer, Inc., Accord Networks, Inc., f/k/a Accord
            Telecommunications, Inc., f/k/a Accord Video Telecommunications,
            Inc., and Accord Networks Ltd., f/k/a Accord Telecommunications
            Ltd. effective June 16, 2000.

 *21.1      Subsidiaries of the Registrant.

 *23.1      Consent of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent certified public accountants in Israel.

 *23.2      Consent of Doron Cohen-David Cohen, counsel to the Registrant
            (included in Exhibit 5.1).

 *24.1      Power of Attorney.

  99.1      Consent of Credit Suisse First Boston.

 *99.2      Consent of University of Notre Dame.

 *99.3      Consent of Deutsche Telekom AG.

  99.4      Consent of France Telecom.

 *99.5      Letter of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent certified public accountants in Israel, to the Securities and Exchange Commission regarding Israeli generally accepted auditing standards.

------------------
 * Previously filed.
 + Accord has requested confidential treatment of portions of this agreement.
   As a result, portions of this agreement will be omitted when filed and will be filed separately with the Securities and Exchange Commission.